Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Biosciences, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-61231, 333-60512, 333-177969, 333-201070, 333-214260, 333-252574 and 333-234284) of Interpace Biosciences, Inc. of our report dated March 31, 2022, except for Note 4 as to which the date is March 27, 2023 relating to the consolidated financial statements and schedule as of December 31, 2021 and for the year then ended, which appear in this Annual Report on this Form 10K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 27, 2023